UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 28, 2005 (March 18, 2005)

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 18, 2005, our board approved an arrangement with Ake Persson, a non-employee director, under which Mr. Persson will provide consulting services to our company for which he will receive additional compensatory fees at the rate of $4,000 per day not to exceed $60,000. These services will not be rendered in Mr. Persson’s capacity as a member of the audit committee, the board or any other board committee. Pursuant to SEC Rule 10A-3(b)(1) and Section 121.B(2)(a) of the listing standards of the American Stock Exchange, which we refer to as the audit committee independence rules, Mr. Persson, although found independent by our board under independence standards applicable to directors generally, will be ineligible to serve on our audit committee to the extent he continues to render these consulting services as of July 31, 2005, the date on which our company must be in compliance with the audit committee independence rules pursuant to SEC Rule 10A-3(a)(5)(1)(A) and Section 809(a) of the listing standards of the American Stock Exchange. Under the audit committee independence rules, no member of our audit committee may receive consulting, advisory or compensatory fees other than in that person’s capacity as a member of the audit committee, the board or any other board committee. If Mr. Persson is not eligible to serve on our audit committee under the audit committee independence rules by July 31, 2005, he will be removed from our audit committee and replaced with a member of our board that satisfies those rules on or prior to July 31, 2005.

On March 18 2005, we increased the compensation for our non-employee directors, Messrs. Bhagat, Casari, Hsieh, Persson, Schultz, and Yang, from $2,500 per calendar quarter to $7,500 per calendar quarter beginning with the first quarter of 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ David Morash
David Morash
President, Chief Operating Officer and
Acting Chief Financial Officer

Date: April 28, 2005